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                                                                     Exhibit 2.1




                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             NATURE'S SYSTEMS, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                               VITAL LIVING, INC.

                                       AND

                      CHRISTOPHER'S ORIGINAL FORMULA, INC.

                                       AND

                         CERTAIN OF THE SHAREHOLDERS OF
                      CHRISTOPHER'S ORIGINAL FORMULA, INC.
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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT, dated as of June 20, 2003, by and among Nature's System's, Inc., a Nevada corporation ("BUYER") which is a wholly owned subsidiary of Vital Living, Inc. ("VITAL LIVING"), on the one hand, and Christopher's Original Formula, Inc., a Nevada corporation ("SELLER") and Robert C. Scott and James R. Jeppson (collectively "INDEMNIFYING SHAREHOLDERS"), on the other hand.

      Seller's business operations consists of manufacturing, marketing and selling herbal formulas, tinctures and food supplements and other holistic health items ( hereinafter referred to as the "BUSINESS").

      Buyer intends to acquire substantially all of the assets used by Seller in the Business for the purchase price set forth in Section 2.1 hereof.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and conditions herein contained, the parties hereto agree as follows:

1.    SALE AND PURCHASE OF ASSETS.

      1.1 Purchased Assets. On the terms and subject to the conditions contained herein, Seller agrees to sell, assign, transfer, and deliver to Buyer, and Buyer agrees to purchase from Seller, at the Closing on the Closing Date, all of Seller's right, title and interest in and to all of the assets of Seller as described below (the "PURCHASED ASSETS"), except for assets and those properties specifically excluded by Section 1.2 hereof.

      The Purchased Assets shall include, but not be limited to, the following:

            1.1.1 Equipment. All machinery, tools, computer hardware and software, computer programming, vehicles, furniture, fixtures and similar tangible personal property

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employed by Seller in the conduct of the Business as the same may exist at the
Closing, and including but not limited to those items described in Schedule
1.1.1 hereto (all of such property being hereinafter sometimes referred to as the "EQUIPMENT").

            1.1.2 Inventory. All inventories, including but not limited to component parts, work in process and completed goods (whether or not reflected by the book and records maintained by Seller), including packaging and maintenance material, employed and useable by Seller in the conduct of the Business as the same may exist at the Closing (all of such properties being hereinafter sometimes referred to as the "INVENTORY").

            1.1.3 Certain Rights of Seller; Contract Rights. All claims, rights and causes of action of Seller against or with respect to third parties related to the Business, and all rights and interest of Seller in, to and under all Contracts between it and any other party or parties under any Contracts which have been acquired by it by assignment or in any other manner, whether or not disclosed or required to be disclosed in Schedule 4.11 hereof, including all rights in distribution agreements with third parties and all of Seller's rights, if any, to inventory and equipment loaned to Seller or which Seller has on consignment.

            1.1.4 Intellectual Property. All Intellectual Property of Seller used in the Business, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein.

            1.1.5 Subsidiary Certificates. The share certificates of each of the Subsidiaries. For purposes of this agreement, the term Subsidiaries refers to Herb Wonderful, Inc. and Balance Systems, Inc., the stock of which entities will be transferred to Seller prior to the Closing as more

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fully provided below.

            1.1.6 Other Assets. All other assets of Seller employed in the conduct of the Business, whether real, personal, tangible, intangible or mixed and whether or not reflected in the Financial Statements or in the books or records of Seller, including all books, records and files (including, to the extent permitted by law or if authorized by the effected employees, all personnel files), rights under executory contracts and purchase and sale orders to be assumed by Buyer hereunder (including all written contracts, orders and arrangements between Seller and third parties existing at the Closing Date for the supply of goods and services for use in the Business), any prepaid expenses to the extent properly assignable to Buyer and relating to periods subsequent to the Closing Date, permits and licenses to the extent transferable under law and all agreements for the lease of equipment, vehicles and office furniture listed in Schedule 4.11.

      1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the following assets (the "EXCLUDED ASSETS") shall not be sold to Buyer and all of such Excluded Assets shall be retained by Seller:

            1.2.1 Scheduled Assets. The assets listed on Schedule 1.2.

            1.2.2 Corporate Records. All of Seller's corporate minute books and related records.

      1.3 Documentation. In order to effectuate the sale, conveyance, transfer and assignment contemplated by Section 1.1 hereof, Seller shall execute and deliver on the Closing Date all bills of sale and other documents or instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest or confirm in Buyer, marketable title to the Purchased

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Assets, all of which documents shall be in form and substance satisfactory to counsel for Buyer, acting reasonably.

1.4 Tax Treatment. The parties intend, by executing this Agreement, to to cause this transaction to qualify as a reorganization under the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, although such election and the compliance there with shall be the sole and exclusive responsibility of the Seller.

2.    PURCHASE PRICE; ASSUMPTION OF LIABILITIES; ALLOCATIONS.

      2.1 Purchase Price. The "PURCHASE PRICE" of the Purchased Assets shall be TWO MILLION SIX HUNDRED THOUSAND (2,600,000) shares of Vital Living common stock (sometimes referred to herein as the "Purchase Price" or the "Purchaser Securities") subject to reduction as provided in Section 2.5 and Section 10.

      2.2 Liabilities of Seller Not Assumed; Schedule of Assumed Liabilities. Except as set forth in Schedule 2.2, which schedule sets forth certain assumed liabilities (the "Assumed Liabilities") and includes, but is not limited to, the liabilities incorporated by reference on such Schedule 2.2 to Exhibit A of the certain Multi-Agreement Amendment, dated May, 2003, by and among Buyer, Seller and Christopher's Enterprises, Inc, and the other parties identified therein (the "Multi-Agreement Amendment"). Except as set forth in Schedule 2.2, Buyer shall not assume, or in any way become liable for, any Liabilities of Seller or the Business of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date, which Liabilities, if ever in

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existence, shall continue to be Liabilities of Seller. Specifically, but without limiting the foregoing, Buyer shall not assume or be liable for the following debts, liabilities and obligations (the "EXCLUDED LIABILITIES"):

            2.2.1 Violation of Representations, Etc. Debts, obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of Seller or the Indemnifying Shareholders contained in this Agreement or in any statement or certificate delivered to Buyer by or on behalf of Seller or the Indemnifying Shareholders on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated hereby.

            2.2.2 Undisclosed Liabilities. Debts, obligations or liabilities of any kind or nature, whether absolute, accrued, contingent or otherwise, required by this Agreement to be disclosed to Buyer, if not so disclosed in writing and specifically assumed in writing by Buyer.

            2.2.3 Contingent Liabilities. Contingent liabilities of Seller of any kind arising or existing on or prior to the Closing Date, including, but not limited to, claims, proceedings or causes of action which are currently or hereafter become the subject of claims, assertions, litigation or arbitration, including, but not limited to those relating to penalties for late deliveries, quality defaults or product liability procedures.

            2.2.4 Taxes Due on Sale. Debts, obligations or liabilities of Seller or the Indemnifying Shareholders for federal, state, county, local, foreign or other income, sales, use or transfer taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement.



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            2.2.5 Other Taxes. All debts, obligations or liabilities of Seller, whether absolute, accrued, contingent or otherwise, for (i) federal and state income taxes; (ii) all taxes relating to any real property; (iii) all franchise taxes of Seller (including interest and penalties thereon, if any); and (iv) any other Taxes of Seller, in each case whether or not properly accrued on the Financial Statements or books or accounting records of Seller.

            Notwithstanding the foregoing, Seller specifically acknowledges and agrees that Schedule 2.2 identifies, and Seller shall assume, approximately $160,000 of previously unpaid payroll tax liabilities which have not been paid by Seller, it being acknowledged and agreed, however, that Buyer shall not assume, and shall not be responsible for any unpaid penalties or interest owing on such amount and that prior to Closing, Buyer shall receive, in a form satisfactory to Buyer and its counsel, written confirmation (the "Tax Clearance Letter") from the Internal Revenue Service that Buyer shall not be responsible for such interest and penalties.

            2.2.6 Pension and Other Employee Plans. Sponsorship, debts, obligations or liabilities under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar employee plans or arrangements, (however, excluding any accrued but unpaid vacation time, which shall be subject to the terms of Section 9.2 hereof) or under any policies, handbooks, or custom or practice, collective bargaining agreement, or any employment agreements, whether express or implied, applicable to any of Seller's employees at any time.

            2.2.7 Personal Injury, Products Liability and Recall Claims. Debts, expenses, obligations or liabilities of Seller arising out of any claim for personal injury (including worker's compensation or otherwise), property damage, product recall, product liability or strict liability,

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arising from events (including the shipment of goods) occurring on or prior to the Closing Date (whether or not such claim is then asserted).

            2.2.8 Environmental Matters. Any debts, expenses, obligations or liabilities arising out of claims alleging damage to the environment or similar claims resulting from any violation of Environmental and Safety Requirements or with respect to the conduct of the Business or the ownership or operation by Seller of real property on or before the Closing Date.

            2.2.9 Infringements. Any Liability or obligation of Seller arising out of any wrongful or unlawful violation or infringement of any Intellectual Property of any person or entity occurring on or prior to the Closing Date.

            2.2.10 Indebtedness; Related Party Obligations. Any Indebtedness of Seller, including, without limitation, obligations or liabilities, if any, of Seller to any shareholders of Seller (the "SHAREHOLDERS") in respect of money loaned by the Shareholders to Seller; provided however, Buyer acknowledges that
Schedule 2.2 identifies two shareholder loans (the "Shareholder Loans") to each of Robert C. Scott and James R. Jeppson. "Indebtedness" shall mean (i) all liabilities of Seller with respect to the outstanding principal amount of indebtedness for borrowed money (including for the deferred purchase price of property or services, indebtedness secured by a lien on property, contingent liabilities or otherwise), all accrued interest thereon, and all fees, expenses, prepayment penalties and other charges which would be payable with respect thereto if fully paid out, plus (ii) that portion of the obligations of Seller with respect to capital leases that are properly classified as a liability on a balance sheet prepared in accordance with United States generally accepted accounting principles, and all fees, expenses, prepayment penalties and other charges which would be payable in relation thereto if

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fully paid out.

            2.2.11 Litigation. Debts, expenses, obligations or liabilities of Seller arising out of any claim, action, suit or proceeding pending as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date.

            2.2.12 Excluded Assets. Any liabilities or obligations arising out of or relating to the Excluded Assets.

      2.3 Allocation of Payments. Buyer and Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2.3.

      2.4 Receivables. At the Closing, Seller will provide Buyer with a list of Receivables as of the Closing Date.

      2.5 Purchase Price Adjustment. As soon as practicable after the Closing, Buyer shall determine the Current Asset Position of the Seller as of the Closing Date. For purposes of this agreement, "Current Asset Position" shall mean, as of the Closing Date, the difference between (i) the sum of cash, inventory held in the ordinary course of business, and accounts receivable collectible in the ordinary course of business and (ii) current payables. The amount so determined shall be submitted in writing to Seller, and if not subject to a Reconciliation Procedure, as defined below, the Escrow Agent (as defined below) shall return to Buyer one share of Purchaser Securities for each dollar the Current Asset Position is a deficit (referred to herein as the Deficit Adjustment Shares"). In the event that Seller (or Seller's representative) disputes the calculation of Current Asset Position, Seller shall have 10 business days to so notify

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Buyer in writing. In such event, Seller and Buyer shall agree upon an accounting firm of national reputation, who will conduct an independent review (the "Reconciliation Procedure") and deliver, with in three months of their appointment, a binding analysis of the Current Asset Position. The cost of such review shall be borne jointly by Seller and Buyer.

3.    CLOSING.

      3.1 Time; Place. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kelly Lytton & Vann LLP, 1900 Avenue of the Stars, Suite 1450, Los Angeles, California, beginning at 10:00 A. M. on June 30, 2003 or such other date and time as Seller and Buyer shall agree (the "CLOSING DATE").

      At the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets, and Buyer shall pay the Purchase Price to Seller, and the parties shall deliver the agreements, certificates, opinions and other documents required to be delivered pursuant to Section 7 and elsewhere in this Agreement.

      3.2 Further Assurances. If at any time after the Closing Date, Buyer shall consider or be advised that any further assignments or any other acts are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in Buyer, title to the Purchased Assets, or (ii) otherwise carry out the purposes of this Agreement, Seller agrees to execute and deliver all such assignments and do all acts reasonably necessary, desirable or proper to vest, perfect and confirm title to such Purchased Assets, in Buyer, and otherwise to carry out the purposes of this Agreement.

      3.3 Preparation of Schedules. The parties acknowledge that they will deliver the

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schedules and exhibits contemplated hereby, and incorporate the Buyer, no later than 15 days from the date of execution of this Agreement. In the event that either Buyer or Seller determines that the schedules materially alter the terms of the agreement contemplated hereby, either party may terminate this agreement.

4.    REPRESENTATIONS AND WARRANTIES OF SELLER AND THE INDEMNIFYING
      SHAREHOLDERS.

      The Seller and the Indemnifying Shareholders jointly and severally, represent and warrant to Buyer as follows:

      4.1 Organization, Power and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Utah which are the only jurisdictions in which ownership of property or the conduct of the Business requires it to be qualified. Seller has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own, or hold under lease, and operate its properties and assets and to carry on the Business as now conducted and to carry out the transactions contemplated by this Agreement. True and complete copies of the articles of incorporation, as amended to date, and the by-laws, as amended to date, of the Seller have been furnished to Buyer. The minute books and stock record books of Seller containing minutes of director and stockholder meetings and stock transfer and ownership records are complete and correct in all material respects.

      4.2 Subsidiaries. Seller does not have any subsidiaries, nor does Seller own, directly or indirectly, any stocks, bonds or securities or any equity or other proprietary interest in any corporation, partnership, joint venture, business enterprise or other entity of any nature

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whatsoever. Seller does not own, either directly or indirectly, a majority or controlling interest in any corporation, partnership, joint venture or other business which, either directly or indirectly, is involved in or competitive with the Business.

      4.3 Capitalization. The authorized capital stock of Seller consists of ______ shares of common stock, no par value, all of which shares are currently issued and outstanding (the "SHARES"). Except as set forth in Schedule 4.3, there have been no other record or beneficial owners of any capital stock of Seller since its inception. This transaction has been approved by the board of directors and the Shareholders. The Shares have not been pledged, assigned or hypothecated to any third party.

      4.4 No Violation. Except as disclosed in Schedule 4.4, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration, by notice, lapse of time, or both, of the maturity of) any debt, obligation or liability, or result in the creation or imposition of any security interest, lien, or other encumbrance upon any of the assets owned or used by, or any of the capital stock of Seller under: (a) any term or provision of the articles of incorporation or by-laws (or other organic document) of Seller; (b) any judgment, decree, order, regulation or rule of any court or governmental authority; (c) any statute or law; (d) any contract, agreement, indenture, lease or other commitment to which Seller is a party or by which it is bound; or (e) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

      Except as disclosed in Schedule 4.4, no consent of, or notice to, any federal, state or local

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authority, or any private person or entity, is required to be obtained or given by Seller in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by Seller; or to enable Buyer to continue to conduct the Business after the Closing in the manner in which it is currently conducted.

      4.5 Financial Statements. Schedule 4.5 hereto contains true and correct copies of the financial statements of the Business at and for the years ending December 31, 2001, 2002 and 2003 and at and for the three (3) month period ending March 31, 2003. The term "FINANCIAL STATEMENTS" as used herein shall include the financial statements set forth in Schedule 4.5 and the term "LATEST BALANCE SHEET" shall refer to the balance sheet dated _________ attached as part of the Financial Statements.

      Each of the balance sheets included in the Financial Statements are complete and accurate and fairly present the assets (including inventory stated at the lower of cost or net realizable value), liabilities and financial condition of the Business, as at the respective dates thereof. The consolidated statements of income and retained earnings and changes in financial position included in the Financial Statements are complete and accurate and fairly present the results of operations of the Business for the periods therein referred to; all in accordance with United States generally accepted accounting principles consistently applied throughout the periods involved except, in the case of unaudited statements, for normally recurring year-end adjustments.

4.6 Liabilities and Obligations. With respect to the Business, Seller does not have any

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Liability (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which is not reflected, reserved against or given effect to in the Financial Statements except: (a) Liabilities which are specifically disclosed in
Schedule 4.6; (b) Liabilities which arise out of, as modified by the Multi-Agreement Amendment, that certain Manufacturing Agreement (the "Manufacturing Agreement"), effective January 10, 2002 between Christopher Enterprises, Inc and Seller and that certain Marketing License Agreement (the "Marketing Agreement"), effective January 1, 2002 between Enterprises and Seller and (c) Liabilities incurred in the ordinary course of business since the respective dates of the Financial Statements, which are of the same nature as those set forth on such Financial Statements. To the best of Seller's and the Indemnifying Shareholders' knowledge, there is no basis for assertion against Seller of any Liabilities not adequately reflected, reserved against or given effect to in the Financial Statements or in Schedule 4.6 except for Liabilities described in clause (c) of this Section 4.6. Statements in this Agreement made to the "knowledge" of a person shall mean the knowledge that such person (where the person is an entity person shall mean the executive officers of such entity and with respect to Seller shall mean Robert C. Scott and James R. Jeppson) has or should have after having made a good faith effort to ascertain the fact in question pursuant to an inquiry directed to such officers, directors, supervisors and advisors of Seller as would be reasonably likely to have information relating to the fact in question.

      4.7 Absence of Certain Changes. Except as disclosed in Schedule 4.7, since

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December 31, 2002 there has not been: (a) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, or results of operation of the Business or of Seller with respect to the Business;
(b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, liabilities, financial condition, or results of operations of the Business or of Seller with respect to the Business, it beign acknowledged by Buyer that it has been advised as to the lapse of certain insurance coverage from [ ] to [ ]; (e) any change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted, including any change in the manner of computing inventory, or the method in which inventory is evaluated, depreciated or amortized; (d) any cancellation of any debts owed to or claims held by Seller with respect to the Business; or (e) any sale, lease, abandonment or other disposition by Seller of any real property, or, other than in the ordinary course of business, of any machinery, equipment or other operating properties, or any intangible assets utilized in the Business of Seller. In addition to the foregoing, since December 31, 2002 Seller has not
(i) borrowed any money or incurred or become subject to any Indebtedness or other liabilities, except trade payables and accrued liabilities incurred in the ordinary course of business; (ii) mortgaged, pledged or subjected to any lien any portion of its properties or assets; (iii) entered into, amended, accelerated or terminated any contract other than in the ordinary course of business or entered into any transaction with any director, officer, employee, shareholder or affiliate of Seller; (iv) conducted its billing, collection of receivables and inventory purchases other than in the ordinary course of business or changed its pricing structure; (v) delayed or postponed the repair and maintenance of its properties; (vi) instituted or permitted any material

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change in the conduct of the Business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation, or (vii) committed to do any of the foregoing.

      4.8 Tax Returns and Reports. All federal, state, local and foreign income, excise, property, sales, use, information, payroll and other tax returns and reports required to be filed by Seller and the Indemnifying Shareholders, as the case may be, (the "Tax Returns") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are true and accurate in all respects, and have been prepared in accordance with all legal requirements. All federal, state, local and foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions which are called for as due by the Tax Returns, or which are claimed to be due, or which are otherwise due to any taxing authority as Taxes from Seller, have been properly withheld, accrued and paid, as required other than the payroll taxes which are discussed in Section 2.2 above.

      Except with respect to periods for which the statute of limitations has expired, neither the Indemnifying Shareholders nor Seller has received any notice of assessment or proposed assessment by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any Tax Returns, and there are no pending tax examinations of or tax claims asserted against Seller or its properties, except as disclosed in Schedule 4.8, and the results of any prior examinations have been properly reflected in the Financial Statements. To the best of the Indemnifying Shareholders' or Seller's knowledge, there has been no intentional disregard of any statute, regulation, rule or revenue ruling in the preparation of any Tax Return applicable to Seller.



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      Except as disclosed in Schedule 4.8, there are no tax liens on any of the properties or assets of Seller except for liens for current property Taxes not yet due and payable. Except as disclosed in Schedule 4.8, to the best of Seller's knowledge there is no basis for any additional assessment of any Taxes, penalties or interest with respect to Seller. Seller has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

      4.9 Title to and Condition of Assets. Seller is the owner of and has good and marketable title to all of the Purchased Assets free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other third party interests of any nature whatsoever, except for: (a) the lien of current property Taxes not yet due and payable, and (b) other exceptions disclosed and described in Schedule 4.9 hereto. Except as disclosed in Schedule 4.9, to the best of Seller's knowledge, the Purchased Assets are usable in the ordinary course of the Business and conform in all material respects to all applicable statutes, ordinances and regulations relating to their construction, use and operation.

      4.10  Real Estate and Leases.   Seller does not own or lease any other
real property with respect to Business other than as set forth in Schedule
4.10.

      4.11 Contracts. Except as set forth in Schedule 4.11, with respect to the Business Seller is not a party to, or bound by contracts, agreements, commitments or understandings ("CONTRACTS"): (a) for the employment of any officer or employee; (b) for the purchase or sale of capital stock or interests in or convertible to capital stock; (c) for Indebtedness; (d) for leasing real and personal property (including, without limitation, leases for machinery and office equipment, furniture, fixtures, vehicles, tools and dies); (e) involving the payment or receipt of in


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excess of $2,000 per annum by Seller or the term of which at any time exceeded one year (including, without limitation, vendor supply contracts or customer "blanket" purchase orders); (f) providing for the services of dealers, distributors, sales representatives or similar representatives; (g) relating to the ownership, use or licensing of any Intellectual Property; (h) relating to currently effective warranties or representations expressly or impliedly made by Seller in respect of any products or services sold by Seller and any other liability or obligation of such persons to service, repair, maintain, take back or otherwise do or not do anything in respect to any products or inventory that has been delivered by them; (i) any covenants by or binding on Seller or the Indemnifying Shareholders not to compete or to abide by any confidentiality agreement or (j) any other contract that is material to the Business.

      All of the Contracts constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and Seller is not, nor, to the knowledge of Seller, has any other party thereto violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any Contract, the termination of which could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller. Correct and complete copies of all written Contracts disclosed on Schedule 4.11 have been made available to Buyer.

      4.12 Inventory. The Inventory of Seller reflected in the Financial Statements, and the Inventory acquired since the date thereof, net, in each case, of provisions for shrinkage and


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obsolescence, if any, reflected on such Financial Statements and Seller's books and records, including raw materials, work in process and finished goods, have been maintained and acquired in the ordinary course of the Business consistent with past practice. The Inventory is, and will be at the Closing Date, at a level sufficient to conduct the Business as currently conducted.

      4.13 Receivables. All Receivables of Seller shown on the Financial Statements, and any such Receivables which arose since the respective dates thereof were and are good and collectible in the ordinary course of business of Seller in amounts equal to those at which such Receivables were or are reflected on such Financial Statements, net of provisions for bad debts reflected on such Financial Statements, or, in the case of currently existing Receivables as shown on the list to be provided to Buyer pursuant to Section 2.4 above, have arisen in the ordinary course of Seller's Business.

      4.14 No Default, Violation or Litigation. [NOTE - Need update for new trustee claim] Except as disclosed in Schedule 4.14, and except for defaults under the Marketing Agreement and the Manufacturing Agreement, which have been cured , as of the Closing, as a result of the execution of the Multi-Agreement Amendment, with respect to the Business Seller is not in violation of any law, regulation or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders, restrictions and compliance schedules applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety) and Seller has not received any notice of claimed noncompliance.

      Except as disclosed in Schedule 4.14, (i) there are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of Seller, threatened against or involving Seller with respect to the Business or against or involving the Purchased Assets, or against or involving any of Seller's officers or directors and which could materially affect the Business; (ii) none of such disclosed actions will, and there is no basis known to Seller for any such action which could, have a material adverse effect upon the Purchased Assets or the Business or its right to conduct the Business as presently conducted; and (iii) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against Seller which materially and adversely affect the Purchased Assets or Business or its right to conduct the Business as presently conducted.

      4.15 Employees. Except as set forth on Schedule 4.15 and except for the fact of all employees of Seller performing services in the Business will be terminated on the Closing Date as provided in Section 9.2, neither Seller nor the Indemnifying Shareholders is aware that any executive or key employee of Seller engaged in the Business or any group of employees of Seller has any plans to terminate employment with Seller. Except as disclosed in Schedule 4.15, neither Seller nor, to Seller's and the Indemnifying Shareholders' knowledge, any of Seller's employees engaged in the Business is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar contracts relating to, affecting or in conflict with the present or proposed business activities of Seller.

      4.16 Insurance. Schedule 4.16 contains a list of all insurance policies, specifying (a) the insurer, (b) the amount of the coverage, (c) the type of insurance, (d) the policy number, (e) any currently pending claims thereunder or any claims asserted thereunder or under similar policies for the preceding three years maintained by or on behalf of Seller on its properties, assets, business or personnel and (f) whether they are on a "claims made" or "occurrence" basis.

All such policies are (and pending Closing will continue to be) in full force and effect, and Seller is not in default in any material respect with respect to any provision contained in any insurance policies, nor has Seller failed to give any notice or present any claim thereunder in due and timely fashion.

      All such insurance is in amounts and against such risks as are usual and customary and adequate to protect Seller, the Purchased Assets and the Business. At no time has Seller been denied any insurance or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to them (i) that insurance rates may or will be substantially increased, (ii) that there will be no renewal of policies presently in effect, or (iii) that material alterations to any of the properties or business operations of Seller are necessary or required by such carrier. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

      4.17 Employment, Labor and Other Relations. Set forth on Schedule 4.17 is a list of all officers and employees of Seller engaged in the Business, their current salary and bonus arrangement, if applicable, and the last salary adjustment which has occurred for such individuals.

            Except as disclosed in Schedule 4.17 or 4.18, Seller is not a party to or is otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or has any other commitment respecting employment or compensation of any of Seller's officers, directors, agents or employees, and no employees of Seller are represented by any labor union, guild or similar organization. Seller is not aware of any existing or threatened labor disturbance by Seller's employees or the employees of any of Seller's principal suppliers, contractors or customers which could have an adverse effect upon the Purchased Assets or Business.

            Except as set forth in Schedule 4.17, there are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to the knowledge of Seller, threatened or proposed, involving Seller and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, which could adversely effect the Purchased Assets or the Business.

   Seller has heretofore been in compliance in all material respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and occupational safety and health programs, and Seller is not engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could adversely effect the Business.

      4.18  Employee Benefits, Plans and Agreements.

            a.    Schedule 4.18 sets forth a list of:

   (i) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained or contributed to by Seller or in which Seller is a participating employer, and

                  (ii) All other profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, and other compensation arrangements, maintained or contributed to by Seller for the benefit of employees (or former employees). Both of these types of plans shall be collectively referred to as "BENEFIT PLANS."

            b. Except as set forth in Schedule 4.18, all amounts properly accrued to date as liabilities of Seller under or with respect to each Benefit Plan for the current fiscal year of the plan have been recorded on the books of Seller.

            c. No Benefit Plan is subject to Code Section 412;

            d. Except as set forth in Schedule 4.18, a favorable determination letter has been issued with respect to each Benefit Plan that is intended to meet the applicable requirements for tax-qualification under Section 401(a) of the Code, and with respect to each such Benefit Plan, to the best knowledge of Seller and the Indemnifying Shareholders, there has been no violation of the provisions of applicable federal law, including the Code and ERISA which could have an adverse effect upon the Purchased Assets or Business.

            e. To the best knowledge of the Indemnifying Shareholders and Seller, except as set forth in Schedule 4.18, neither Seller nor any Benefit Plan fiduciary has engaged in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code or Section 406 of ERISA for which no exemption exists under Sections 4975(c)(20 or 4975(d) of the Code or Section 408 of ERISA.

            f. Except as set forth in Schedule 4.18, to the best knowledge of the Indemnifying Shareholders and Seller, there are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, against any Benefit Plan, by any administrative agency, whether local, state, or federal, nor is there any reasonable basis for any such action.

            g. Except as set forth in Schedule 4.18, to the best knowledge of the Indemnifying Shareholders and Seller, there are no lawsuits or other claims, pending or threatened (other than routine claims for benefits under the plan) against any Benefit Plan or

Seller, nor is there any reasonable basis for any such claim.

            h. Except as set forth in Schedule 4.18, Seller has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify or change any existing Benefit Plan prior to the Closing. The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the date of the execution hereof and prior to the Closing.

      4.19 Intellectual Property. Schedule 4.19 hereto lists and identifies correctly and completely the current interests of Seller in Intellectual Property (whether or not registered) owned and used by Seller in the Business and a list of all licenses, franchise agreements and other similar agreements relating to any of the foregoing or otherwise owned, used in or in any way relating to the operation of the Business. Seller owns and possesses all right, title and interest in and to, or has valid and enforceable licenses to use all of the Intellectual Property necessary for the conduct of the Business as now conducted without any conflict with or infringement of rights of others free and clear of all liens and encumbrances. Except as set forth in Schedule 4.19 Seller has received no communication that it has violated; or by conducting the Business as it does, would infringe or conflict with any Intellectual Property of any other person or entity. As used herein "INTELLECTUAL PROPERTY" means patent applications, patent disclosures and inventions and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, together with all good will associated therewith and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; registrations, applications and renewals for any of the foregoing; trade secrets and confidential business information; know-how; computer software; specifications; formulae; research and development; manufacturing; printing and production processes; other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium) in each case including the items set forth on Schedule 4.19 attached hereto; all income; royalties, damages and payments due or payable at the Closing or thereafter with respect to the foregoing (including damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

      4.20 Approvals. Seller possesses or has applied for all material governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals, to own or hold under lease and operate the Purchased Assets and to carry on the Business as now conducted (the "APPROVALS"). Seller has not received any notice of proceedings relating to the revocation or modification of any such Approvals which, singly or in the aggregate, if the subject of an unfavorable ruling or finding, could materially adversely the Purchased Assets or the Business. The Approvals are identified in
Schedule 4.20. Seller is operating in substantial compliance with the provisions, terms and conditions of the Approvals.

      4.21 Environmental Matters. Neither Seller nor the Indemnifying Shareholders have received any notice, report or other information regarding any Liability, including any investigatory, remedial or corrective obligations, relating to the Business or relating to the facilities used in the Business which are owned or leased by Seller and arising under Environmental and Safety Requirements (as defined below).

            Except as disclosed in Schedule 4.21, none of the following exists at any property or facility owned or operated by Seller and used in the Business: (a) underground storage tanks; (b) asbestos-containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; or
(d) landfills, surface impoundments or other disposal areas.

            Except as disclosed in Schedule 4.21, with respect to the Business or at facilities used in the Business, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to liabilities of Seller, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental and Safety Requirements. To the best knowledge of Seller or the Indemnifying Shareholders, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities pursuant to Environmental and Safety Requirements, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

            To the best knowledge of Seller or the Indemnifying Shareholders, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any governmental entity or third party.

            With regard to the Business, Seller has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other person or entity relating to Environmental and Safety Requirements. As used herein "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances, guidelines and similar provisions whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations to a governmental entity and all applicable common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

      4.22 Product Liability. Except as disclosed in Schedule 4.22, there are no actions, suits, inquiries, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of Seller or the Indemnifying Shareholders, threatened, against or involving Seller relating to any product alleged to have been sold by or through Seller and alleged to have been defective or improperly designed or manufactured, which, if adversely decided, could have, either individually or in the aggregate, an adverse effect upon the Purchased Assets or Business.

      4.23 Transactions With Affiliates. Except as set forth in Schedule 4.23, there are no contracts or arrangements (formal or informal, written or oral), directly or indirectly, between Seller, on the one hand, and the Indemnifying Shareholders, the Shareholders or any other persons controlling, under common control with or controlled by the Indemnifying Shareholders or the Shareholders, on the other hand.

      4.24 Authority. Each of Seller and the Indemnifying Shareholders has all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant hereto; and each of Seller and the Indemnifying Shareholders has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and the Indemnifying Shareholders, and constitutes the valid and binding agreement of Seller and the Indemnifying Shareholders, respectively, enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

      4.25 Compliance with Laws. Except as set forth on the attached Schedule 4.25, Seller has complied with and is currently in compliance with all applicable laws, ordinances, codes, rules, requirements, regulations and other legal requirements of all governmental entities relating to the operation and conduct of the Business or any of its properties or facilities used in the Business.

      4.26  Customers and Supplies.

            a. The attached Schedule 4.26 lists the ten largest customers of Seller (on a consolidated basis) for each of the two most recent fiscal years. The attached Schedule 4.26 also lists any additional current customers which Seller anticipates shall be among the ten largest customers of the Business for the current fiscal year.

            b. Since December 31, 2002, no material supplier of Seller has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Seller, and no customer listed on the attached Schedule 4.26 has indicated that it shall stop, or materially decrease the rate of, purchasing goods from Seller.

      4.27 Licenses and Consents. The items listed on Schedule 4.27 constitute all of the permits, authorities, licenses, consents, authorizations, accreditations, and the like (the "LICENSES") currently granted by any governmental entity or any other entity to Seller.

      4.28 Disclosure. No representation or warranty of either of Seller or the Indemnifying Shareholders made hereunder or in the Schedules or in any certificate delivered by or on behalf of Seller or the Indemnifying Shareholders hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Schedules have been delivered or made available to Buyer, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

      Except as expressly set forth in this Agreement and the Schedules, or in the Financial Statements, or in the certificates or other documents delivered pursuant hereto, neither Seller nor the Indemnifying Shareholders has any knowledge of any facts which will or may reasonably be expected to have any material adverse effect on the value of the Business or its assets, properties, or goodwill, or upon Seller's prospects or earning power.

5.    REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer represents and warrants to Seller as follows:

      5.1 Organization and Good Standing. Buyer is a corporation duly organized and existing under the laws of the State of Nevada, and has all requisite corporate authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

      5.2 Authority. Buyer has all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to the terms hereto; and Buyer has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer, and constitutes the valid and binding agreement of Buyer enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

6. COVENANTS OF SELLER AND THE INDEMNIFYING SHAREHOLDERS.

      Unless the Buyer otherwise agrees in writing, Seller and the Indemnifying Shareholders covenant and agree with Buyer that from the date hereof until the Closing or other termination of this Agreement as follows:

      6.1 Conduct of Business; No Material Change. Seller and the Indemnifying Shareholders will conduct the Business only in the ordinary course and, without limiting the foregoing, from the date hereof to the Closing Date will not:

                  (i) Incur any Liability except items incurred in the ordinary course of business and consistent with past practice, or experience any change in any assumptions underlying or methods of calculating, or increase, any bad debt, contingency or other reserves;

                  (ii) Pay, discharge or satisfy any Liability other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of a Liability reflected or reserved against in the Financial Statements, or incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements;

                  (iii) Permit or allow any of the Purchased Assets to be subjected to any mortgage, pledge lien, security interest, encumbrance, restriction or charge of any kind, except for permitted liens as described in
Section 4.9 hereof;

                  (iv) Write off as uncollectible any notes or accounts receivable, except for immaterial write-offs in the ordinary course of business and consistent with past practice;

                  (v) Cancel any debts or waive any claims or rights other than in the ordinary course of business;

                  (vi) Sell, transfer, or otherwise dispose of any material portion of the Purchased Assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                  (vii) Dispose of or permit to lapse any of Seller's interest in Intellectual Property;

                  (viii) Grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) except for increases granted in the ordinary course of business;

                  (ix) Make any single capital expenditure or commitment in excess of $1,000 for additions to property, plant, equipment or intangible capital assets;

                  (x) Issue or sell any shares of capital stock, pay or set aside for payment any dividend or other distribution in cash, securities or other property in respect of its capital stock or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of Seller;

                  (xi) Make any material change in any method of accounting or accounting practice; and

                  (xii) Pay, loan or advance any amount to or sell, transfer or lease any of the Purchased Assets, or entered into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors except compensation to officers at rates not exceeding the rates of compensation paid during the year ended December 31, 2002.

      6.2 Maintain Business as Going Concern. Seller will use its best efforts to preserve its business organization and keep available the services of the present officers, employees, and agents thereof and will use its best efforts to preserve the goodwill of each of Seller's suppliers, customers and others having business relations therewith.

      6.3 Insurance. From the date hereof through the Closing Date, Seller shall maintain in full force and effect (including necessary renewals thereof) the insurance policies listed on Schedule 4.16 hereto, except to the extent that they may be replaced with equivalent policies appropriate to insure the Purchased Assets and Business to the same extent as currently insured.

      6.4 Litigation. Seller will promptly notify Buyer of any lawsuits, claims, proceedings or investigations which, after the date hereof and before the Closing, are threatened or commenced against Seller or against any officer, director, employee, consultant or agent with respect to the Business or any transactions of Seller.

      6.5 Public Announcement. Buyer, the Indemnifying Shareholders and Seller will consult with respect to any communication to the public concerning the transactions contemplated by this Agreement prior to any such communication and no public statement will be made by one party concerning the other without the prior approval of all parties hereto.

      6.6 Investigation. Subject to limitations imposed by applicable law, Seller shall at all reasonable times allow Buyer and its representatives full access during normal business hours to all operations, machinery, equipment, inventories, property, offices, books, contracts, commitments, records and affairs of Seller for the purpose of familiarizing themselves with the operation and conduct of all aspects of Business and for the purpose of reasonable inspection, examination, audit, counting and copying; such access shall not unreasonably interfere with the operation and conduct of the Business.

      6.7 Preserve Accuracy of Representations and Warranties. Each of Seller and the Indemnifying Shareholders will refrain from taking any action which would render any representation and/or warranty contained in Section 4 of this Agreement inaccurate as of the Closing Date, except for changes therein specified in, permitted or contemplated by this Agreement.

      6.8 Supplements to Schedules. From time to time prior to the Closing Date, Seller and the Indemnifying Shareholders will promptly supplement or amend any Schedules provided for in this Agreement (i) if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule, or (ii) if it becomes necessary to correct any information in any such Schedule which has become inaccurate; provided, however, that no such supplement or amendment to any Schedule shall be considered in determining satisfaction of the conditions set forth in Section 7.1.1 of this Agreement.

      6.9 No Solicitation. Neither Seller nor the Indemnifying Shareholders will take any action, directly or indirectly, to solicit indications of interest or offers for the sale of Seller (whether by sale of stock, assets, merger or otherwise) to anyone other than Buyer, furnish information to others in that connection, or enter into discussions with any person with respect thereto, and Seller and the Indemnifying Shareholders will instruct their respective representatives to refrain from doing any of the foregoing.

      6.10 Compliance with Bulk Sale Laws. Seller shall comply with all applicable Bulk Sale Laws of any state or jurisdiction in which compliance may be required in order to convey good and marketable title to the Purchased Assets to Buyer free and clear of all liens, claims, charges and encumbrances. Buyer agrees to cooperate with Seller in connection with furnishing any information which may be required by Seller in any notice or statement which Seller is required to file or publish pursuant to a Bulk Sale Law.

      6.11 Post-Closing Cooperation. After the Closing and until at least December 31, 2004, upon reasonable notice, Buyer shall give the officers, attorneys, accountants and other authorized representatives of Seller access, during normal business hours, to the books and records of the Business (to the extent they are not Excluded Assets) related to transactions prior to the Closing Date, and Buyer shall permit such persons to examine and copy such books and records to the extent reasonably requested by Seller in connection with the preparation of tax and financial reporting matters and other business purposes, provided that such access does not disrupt the normal operation of the Business and provided further that if Buyer shall transfer such books and records in connection with a sale of all or a portion of the Business, Buyer's obligation under this Section 6.11 shall be satisfied if Seller preserves Buyer's right of access with a subsequent purchaser. After the Closing, Buyer will cause its employees and agents to cooperate fully with Seller in connection with such reasonable examination and copying of the books and records of the Business (so long as such cooperation does not disrupt the normal operation of the Business). In connection with any claim or litigation in respect of the Business as conducted on or prior to the Closing Date with respect to which Seller has been or shall become engaged or participate, Buyer shall cooperate in all reasonable respects with Seller, including without limitation making available relevant records and employees of Buyer who may be helpful with respect to such claim or litigation. Seller shall reimburse Buyer for any out-of-pocket expenses (excluding any costs for internal personnel of Buyer) incurred by Buyer in connection with any cooperation provided pursuant to this Section 6.11.

      6.12 Further Action. Seller and the Indemnifying Shareholders shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and actions as may be required by applicable law with respect to the transactions contemplated by this Agreement (including but not limited to, a liquidation of Seller as may be required by the Tax

Clearance Letter), and shall use its best efforts to obtain such approvals and accomplish such results as expeditiously as possible. In addition, each of Seller and the Indemnifying Shareholders will use their best efforts to obtain all other approvals, consents and authorizations which are conditions to the Closing including without limitation any consent listed in Schedule 4.4, and shall take all other action as shall be necessary or appropriate in order to effectuate the transactions provided for or contemplated herein.

7. CONDITIONS TO CLOSING.

      7.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

                  7.1.1 Representations, Warranties and Covenants. All representations and warranties made by each of Seller and the Indemnifying Shareholders contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and each of Seller and the Indemnifying Shareholders shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement on or prior to Closing.

                  7.1.2 Certificate. Each of Seller and the Indemnifying Shareholders shall have delivered to Buyer a certificate dated as of the Closing Date certifying that: (a) all of the representations and warranties made by them under this Agreement, the Schedules and Exhibits hereto, and in all other documents given or delivered by or on behalf of them to Buyer pursuant hereto, are accurate, true and complete, and (b) all of the covenants, obligations and conditions to be performed as of the Closing on their part under this Agreement have been duly performed.

                  7.1.3 No Suit. No suit, action or other proceeding or investigation shall be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby, in whole or in part.

                  7.1.4 Opinion. Buyer shall have received from counsel to Seller, an opinion of such counsel, dated the Closing Date, in substantially the form attached hereto as Schedule 7.1.4.

                  7.1.5 Consents and Approvals. All authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by each of Seller and the Indemnifying Shareholders and the consummation by such parties of the transactions contemplated hereby, including, but not limited to, the Consents and Approvals listed in Schedule 4.4, shall have been obtained, and each of Seller and the Indemnifying Shareholders shall have obtained any authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement to prevent a breach or default by Seller under any contract to which Seller or the Indemnifying Shareholders is a party and for the continuation of any agreement to which Seller or the Indemnifying Shareholders is a party and which relates and is material to the Business.

                  7.1.6 Deliveries by Seller and the Indemnifying Shareholders. Seller and the Indemnifying Shareholders shall have delivered to Buyer the following:

                     7.1.6.1 All Schedules and other documents required under this Agreement to have been delivered by Seller prior to the Closing Date.

                     7.1.6.2 Certificates, dated as close as practicable to the Closing Date, from

                                     -xxxvi-
the Secretary of State of Nevada and Utah, as applicable and all other jurisdictions in which Seller is qualified to do business to the effect that Seller is in good standing under the laws of the State of Nevada and Utah and such other jurisdictions;

                     7.1.6.3 A bill of sale in the form set forth in Schedule
7.1.6.3 representing all the Purchased Assets.

                     7.1.6.4 Such other documents as counsel for Buyer shall reasonably request.

                     7.1.6.5 The Tax Clearance Letter

                     7.1.6.6 A letter from Enterprises' certifying that there are no defaults under the Manufacturing Agreement and the License Agreement and that the Multi-Agreement Amendment is in full force and effect.

                  7.1.7 Regulatory and Tax Issues. Buyer shall be satisfied that the issuance of the Purchaser Securities and their subsequent anticipated distribution complies with applicable securities laws, and that the transaction qualifies as a Section 368(c) reorganization

                  7.1.8 No Material Change. Since December 31, 2002, there shall have occurred no material adverse change (whether or not covered by insurance) in the assets, financial condition or prospects of the Business or Seller.

                  7.1.9 Due Diligence. Buyer shall have completed to its satisfaction (in its sole and absolute discretion) all of its legal, financial and other due diligence.

                  7.1.10 Subsidiaries. Seller shall have received all of the outstanding stock of the Subsidiaries in a manner satisfactory to Buyer and its counsel.

      7.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  7.2.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Buyer shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

                  7.2.2 Certificate. Buyer shall have delivered to Seller a certificate of one of its duly authorized officers, dated as of the Closing Date certifying that: (a) all of the representations and warranties made by Buyer under this Agreement, the Schedules and Exhibits hereto, and in all other documents given or delivered by Buyer to Seller pursuant hereto are accurate, true and complete, and (b) all of the covenants, obligations and conditions to be performed as of the Closing on the part of Buyer under this Agreement have been duly performed.

                  7.2.3 No Suit. No suit, action or other proceeding or investigation shall be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby, in whole or in part.

                  7.2.4 Approvals. All authorizations or approvals or other actions required in connection with the execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, shall have been obtained.

                  7.2.5 Ancillary Agreements. Buyer and each of Robert C. Scott and James R. Jeppson and such other persons designated by Buyer (individually, a "KEY EMPLOYEE" and collectively, the "KEY EMPLOYEES") shall have entered into Employment Agreements in the form of Schedule 7.2.5 hereto and otherwise on terms and conditions satisfactory to Buyer. In connection therewith, VL shall also deliver corporate guaranties relative to the Employment agreements of Robert C. Scott and James R. Jeppson.

                     7.2.6 Deliveries by Buyer. Buyer shall have delivered to
Seller:

                     7.2.6.1 All Schedules and other documents required under this Agreement to have been delivered by Buyer prior to the Closing Date.

                     7.2.6.2 Certificates, dated as close as practicable to the Closing Date, from the Secretary of State of Nevada, to the effect that Buyer is in good standing under the laws of the State of Nevada.

                  7.2.7 Buyer's Opinion. Seller shall have received from counsel of Buyer, an opinion of such counsel, dated the Closing Date, in substantially the form attached hereto as Schedule 7.2.7.

                  7.2.8 Tax and Regulatory Issues. Seller shall be satisfied that the issuance of the Purchaser Securities and their subsequent anticipated distribution complies with applicable securities laws, and that the transaction qualifies as a Section 368(c) reorganization. Should federal or state tax, security or corporate liquidation issues impede the favorable tax treatment afforded by Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, then the parties shall proceed with the asset transaction in a manner consistent with the commercial purposes contemplated by the parties hereto.

8. TERMINATION.

      8.1 Termination. At any time prior to the Closing Date, whether before or after approval of the matters presented in connection with the transaction by Buyer or the Shareholders, this Agreement may be terminated and the transaction may be abandoned:

                  8.1.1 by mutual consent duly authorized by the Boards of Directors of each of Buyer and Seller;

                  8.1.2 by either Buyer and Seller, if, without fault of the terminating party,

                     8.1.2.1 the Closing Date shall not have occurred on or before July 15, 2003 (or such later date as may be agreed upon in writing by the parties);

                     8.1.2.2 there shall be any applicable federal or state law that makes consummation of the transaction illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transaction and such order, decree, ruling or other action shall have become final and nonappealable; or

                  8.1.3 by Buyer, if Seller or any of the Indemnifying Shareholders shall materially breach any of their representations, warranties or obligations hereunder; or

                  8.1.4 by Seller, if Buyer shall materially breach any of its representations, warranties or obligations hereunder.

      8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Seller, or the Indemnifying Shareholders or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section __ (Confidentiality), Section 8.3 (Expenses and Termination Fees) and this Section
8.2 shall remain in full force and effect and survive any termination of this Agreement.

      8.3 Expenses and Termination Fees.

                  8.3.1 Subject to subsections 8.3.2, 8.3.3 and 8.3.4 of this
Section 8.3, whether or not the transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense.

                  8.3.2 In the event that this Agreement is terminated (i) by Buyer pursuant to Section 8.1.3 or (ii) by Buyer pursuant to Section 8.1.2, due in whole or in part to any failure by Seller or the Indemnifying Shareholders to use its or their best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, then Seller shall promptly pay to Buyer the sum of $250,000.

                  8.3.3 In the event that this Agreement is terminated (i) by Seller pursuant to Section 8.1.4 or (ii) by Seller pursuant to Section 8.1.2.1, due in whole or in part to any failure by Buyer to use its best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, then Buyer shall promptly pay to Seller the sum of $100,000.

      8.4 Amendment. The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties; provided that an amendment made subsequent to adoption of the Agreement by Buyer or Seller shall not (i) alter or change the amount or kind of consideration to be received as the Purchase Price, (ii) alter or change any term of the Articles of Incorporation of Buyer to be effected by the transaction, or (iii)alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect Buyer of Seller.

      8.5 Extension; Waiver. At any time prior to the Closing Date any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9. ADDITIONAL COVENANTS.

      9.1 Product Liability Insurance. From and after the Closing Date, Seller shall maintain product liability insurance with limits of no less than $[ ] insuring Seller against any

Liabilities arising from allegations that any products sold, shipped or delivered prior to the Closing Date were defective or improperly designed or manufactured.

      9.2 Employees. Seller agrees that effective on the Closing Date Seller shall terminate all employees of Seller engaged in the Business and shall pay such employees all compensation, expense reimbursements and other amounts due such employees for all periods ending on or before the Closing Date. Buyer will hire, effective the day following the Closing Date, all such employees terminated by Seller on the same terms and with the same benefits applicable to such employee's employment with Seller immediately prior to the Closing and such employees shall be credited the period they were employed by Seller in the Business for purposes of determining any benefits for which they are entitled, including vacation time accrued for the year 2003 up to the Closing Date, which shall be honored by the Company.

      9.3 Buyer to Discharge Assumed Liabilities. Buyer hereby assumes and agrees to satisfy, discharge and/or perform in a timely manner those obligations and liabilities of Seller listed on Schedule 2.2 in accordance with the agreement (the "ASSUMPTION AGREEMENT") attached hereto as Schedule 9.3.

      9.4 Buyer's Collection Efforts. Buyer will use reasonable efforts following the Closing to collect all Receivables acquired by Buyer hereunder. If Buyer is unable to collect such Receivables within ninety days following the Closing Date, Buyer may demand payment from Seller in which event Seller shall pay such amount to Buyer and Buyer shall assign to Seller the uncollected Receivable(s) which were the subject of Buyer's demand.

      10. Securities Issues; Escrow and Indemnification.

            10.1 Survival of Representations and Warranties. All covenants to be performed prior to or after the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transaction and the Closing.

            10.2 Escrow Fund. Concurrently with the Closis, 1,300,000 shares of Vital Living Common Stock which comprise part of the Purchase Price shall, without any act of any Indemnifying Shareholders, be registered in the name of, and be deposited with, Mercantile National Bank (or other institution selected by Buyer as escrow agent (the "ESCROW Agent"), such deposit to constitute the escrow fund (the "ESCROW FUND") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Schedule 10.2 (the "ESCROW AGREEMENT"). The first adjustment in the Escrow Fund shall be the return, if any, of the Deficit Adjustment Shares as provided in Section 2.5 above. After such adjustment, if any, in the event that (a) any Damages (as defined below) arise or (b) any reduction of the Purchase Price occurs pursuant to Section 2.5 or (c) any set-off with respect to the Purchase Price occurs pursuant to this Agreement, then the Escrow Fund shall be available to compensate the Buyer for such reduction of the Purchase Price and the Indemnified Persons (defined below) pursuant to the indemnification obligations of the Seller and the Indemnifying Shareholders pursuant to Section 10.3 and in accordance with the Escrow Agreement.

            10.3  Indemnification.

            (a) Indemnified Damages. Subject to the limitations set forth in this Section 10, from and after the Closing Date, Seller and the Indemnifying Shareholders, shall protect, defend, indemnify and hold harmless Buyer and Vital Living and their respective affiliates, officers, directors, employees, representatives and agents (Buyer, Vital Living and each of the foregoing persons or entities is hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "DAMAGES"), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement, including any exhibits or schedules attached hereto. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer or Vital Living.

            10.4 Escrow Period. Subject to the following requirements, the Escrow Fund shall remain in existence until June 5, 2005 (the "ESCROW TERMINATION DATE") (the "ESCROW PERIOD"). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Buyer, subject to the objection of the Shareholders' Representative (as defined in Section 10.7 below) and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any officer's certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver, net of the Deficit Adjustment Shares, to the Indemnifying Shareholders all Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims.

Deliveries of Escrow Shares to the Indemnifying Shareholders pursuant to Section
10.5 below and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

            10.5  Distributions; Voting.

                  10.5.1 Any shares of Vital Living Common Stock or other equity securities issued or distributed by Buyer (including shares issued upon a stock split) ("NEW SHARES") in respect of the Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on Escrow Shares in the Escrow Fund shall be declared and paid, they shall be retained in escrow pending final distribution of the Escrow Fund and will not be immediately distributed to the beneficial owners of the Escrow Shares. Such dividends will become part of the Escrow Fund and will be available to satisfy Damages. The beneficial owners of the Escrow Shares shall pay any taxes on such dividends.

                  10.5.2 Each of the Indemnifying Shareholders shall have voting rights with respect to that number of Escrow Shares contributed to the Escrow Fund on behalf of such Indemnifying Shareholder (and on any voting securities added to the Escrow Fund in respect of such Escrow Shares) so long as such Escrow Shares or other voting securities are held in the Escrow Fund. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Indemnifying Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such shareholders. Buyer shall show the Vital Living Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

            10.6 Method of Asserting Claims. All claims for indemnification by Seller, Buyer or any other Indemnified Person pursuant to this Section 10 shall be made in accordance with the provisions of the Escrow Agreement.

            10.7 Representative of the Indemnifying Shareholders; Power of Attorney. Upon the execution of this Agreement by the Indemnifying Shareholders, Robert C. Scott shall be appointed as agent and attorney-in-fact (collectively, the "SHAREHOLDERS' REPRESENTATIVE") for each of the Indemnifying Shareholders for and on behalf of the Indemnifying Shareholders, to give and receive notices and communications on behalf of the Indemnifying Shareholders, to enter into and perform the Escrow Agreement, to authorize delivery to Buyer of Escrow Shares, or other property from the Escrow Fund in satisfaction of claims by Buyer or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholders' Representative for the accomplishment of the foregoing.

      10.8 Restrictions on Transferability. Whether of not the Purchaser Securities are from the Escrow Account or are received directly at closing, the Purchaser Securities shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"). Additionally, Seller, and each distributee (a "Selling Shareholder") of Seller, shall sign Holdback Agreement providing that none of the Purchaser Securities can be sold unless and until two years shall have passed since there date of issuance. No transfer of the Purchaser Securities shall be made until and unless such Selling Shareholder shall sign a Holdback Agreement acceptable to Buyer and Buyer's counsel.

      10.9 Restrictive Legend. Each certificate representing the Purchaser Securities shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):


            THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED

            UNLESS COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT HAS BEEN MADE OR UNLESS AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS HAS BEEN ESTABLISHED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

            Each Holder consents to the Purchaser's making a notation on its records and giving instructions to any transfer agent for the Purchaser Securities in order to implement the restrictions on transfer established in this Agreement.

10.10 Notice of Proposed Transfers. The holder of each certificate representing Purchaser Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 10.10. After release of Purchaser Securities from the Escrow Agreement, Selling Shareholders may, subject to the Holdback Agreement and applicable securities laws, freely transfer such Purchaser Securities in the United States. Prior to any proposed sale, assignment, transfer or pledge of any Purchaser Securities (other than (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration of Purchaser Securities by a shareholder to any of its partners or members, or retired partners or members, or to the estate of any of its partners or members or retired partners or members), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Purchaser of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by either an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Purchaser addressed to the Purchaser, to the effect that the proposed transfer of the Purchaser Securities may be effected without registration under the Securities Act, whereupon the holder of such Purchaser Securities shall be entitled to transfer such Purchaser Securities in accordance with the terms of the notice delivered by the holder to the Purchaser. It is agreed that the Purchaser will not request an opinion of counsel for the holder for transactions made in reliance on Rule 144 under the Securities Act except in unusual circumstances, the existence of which shall be determined in good faith by the Board of Directors of the Purchaser. Each certificate evidencing the Purchaser Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 10.9 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Purchaser such legend is not required in order to establish compliance with any provision of the Securities Act


11.         GENERAL PROVISIONS.

      The parties further covenant and agree as follows:

      11.1 Waiver of Terms. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

      11.2 Amendment of Agreement. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

      11.3 Payment of Expenses. Each of the parties shall each pay its own expenses, including, without limitation, the expenses of its own counsel and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

            All expenses of the parties in enforcing any of the provisions of this Agreement and the other agreements and documents referred to herein, including reasonable attorneys' fees, shall be borne by the party who may be found in default or noncompliance with the provisions of this Agreement and the other agreements and documents referred to herein.

      11.4 Contents of Agreement, Parties in Interest, Assignment. This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto; provided, however, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of, in the case of assignment by Seller, Buyer, or, in the case of assignment by

Buyer, Seller, which consent shall not unreasonably be withheld; provided however, that Buyer may assign all or part of its rights under this Agreement and may delegate all or part of its obligations under this Agreement to one or more corporations all or substantially all of the capital stock or equity interest of which is owned, directly or indirectly, by Buyer or Buyer's affiliates, in which event all the rights and powers of Buyer and the remedies available to it under this Agreement shall extend to and be enforceable by such assignee. Any such assignment and delegation shall not release Buyer from its obligations under this Agreement, and further Buyer guarantees to Seller the performance by each such assignee of its obligations under this Agreement. In the event of any such assignment and delegation, the term "BUYER" as used in this Agreement shall be deemed to refer to each such assignee of Buyer and shall be deemed to include both Buyer and each such assignee where appropriate.

      11.5 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telex, telecopier, or air courier to the parties set forth below. Such notices shall be deemed given at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; and when answered back, if telexed; when receipt acknowledged by telecopy equipment, if telecopied.

            If to Buyer:    Nature's Systems, Inc.
                            c/o Vital Living, Inc.
                            5080 North 40th Street, Suite 105
                            Phoenix, Arizona 85018-2158
                            Attention:  Mr. Bradley D. Edson, CEO
                            Facsimile No.: (602) 952-6907
                            Telephone No.: (602) 952-9909

            with a copy to:

                            Kelly Lytton & Vann LLP
                            1900 Avenue of the Stars, Suite 1450

                            Los Angeles, California 90067
                            Attention:  Bruce Vann, Esq.
                            Facsimile No.: (310) 277-5953
                            Telephone No.: (310) 277-5333

            If to Seller:   Christopher's Original Formulas, Inc.
                            1195 Spring Creek Place
                            Springville, Utah 94663
                            Attention:  Mr. Robert C. Scott
                            Facsimile No.: (801) 489-0360
                            Telephone No.: (800) 453 1406


            with a copy to: Stephen Taylor, Esq.
                            Bailey Taylor & Jennings, L.C
                            584 S. State Street
                            Orem, Utah  84058
                            Facsimile No.:(801) 225-3658
                            Telephone No.: (801) 426-8600

      11.6 Legal Fees, Commissions and Finder's Fees. Buyer, on the one hand, and Seller and the Indemnifying Shareholders, jointly and severally on the other hand, represent and warrant that none of them has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for which the other may be liable.

            In any action or proceeding to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to receive reasonable attorneys' fees in addition to any other available remedy.

      11.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

      11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.9 Headings. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

      11.10 Governing Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Nevada, excluding any choice of law rules which may direct the application of the laws of another jurisdiction. The parties hereby covenant and agree that any and all actions arising out of or related to this Agreement shall be brought and maintained in state courts sitting in the county of Clark County, Nevada; each party hereto hereby irrevocably consents and submits to the exclusive jurisdiction of and the service of process from such courts for any and all such actions.

      11.11 Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

      11.12 Publicity. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, except to the extent otherwise required by law.

      11.13 No Third Party Beneficiaries. Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BUYER
Nature's System, Inc.,


By: ______________________________
Name:_____________________________
Its: _____________________________


SELLER
Christopher's Original Formulas, Inc.


By: ______________________________
Name:_____________________________
Its: _____________________________
                                    INDEMNIFYING SHAREHOLDERS


                                    Robert C. Scott
                                    1195 Spring Creek Place
                                    Springville, Utah 94663

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                                    James Jepson
                                    1195 Spring Creek Place
                                    Springville, Utah 94663

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